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                                                                   EXHIBIT 99.11

                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT


     The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated ________________ (the "Issuance Agreement") by and between Optika Imaging Systems, Inc. (the "Corporation") and ________________ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                               CHANGE IN CONTROL

          1. No accelerated vesting of the Purchased Shares shall occur upon a Change in Control, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Change in Control, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement. However, immediately upon an Involuntary Termination of Participant's Service within eighteen (18) months following the Change in Control, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

          2. For purposes of this Addendum, the following definitions shall be in effect:

              A CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

                 (i) the direct or indirect acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or
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                 (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; provided, however, that a change in the composition of the Board pursuant to Section 4.3.1(b) or Section 4.3.6 of the Corporation's Amended and Restated Articles of Incorporation shall not constitute a Change in Control.

               An INVOLUNTARY TERMINATION shall mean the termination of Participant's Service by reason of:

                 (i) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                 (ii) Participant's voluntary resignation following (A) a change in Participant's position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces Participant's level of responsibility, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award) by more than ten percent (10%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

          MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

                                      2.
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          IN WITNESS WHEREOF, Optika Imaging Systems, Inc. has caused this
Addendum to be executed by its duly-authorized officer, and Participant has executed this Addendum, all as of the Effective Date specified below.


                                       OPTIKA IMAGING SYSTEMS, INC.

                                       By:
                                          -------------------------

                                       Title:
                                             ----------------------

                                       ----------------------------
                                       PARTICIPANT

                                       Address:
                                               --------------------

                                       ----------------------------


EFFECTIVE DATE:              , 199
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                                      3.